Exhibit 14(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm and Financial Statements” in the Statement of Additional Information (Form N-1A, No. 2-96738) dated May 1, 2006 of MFS Government Limited Maturity Fund; and to the incorporation by reference of our report, dated February 10, 2006, relating to the financial statements and financial highlights appearing in the December 31, 2005 Annual Report to Shareholders of MFS Government Limited Maturity Fund; which Prospectus, Statement of Additional Information and Annual Report to Shareholders are incorporated by reference in the Prospectus/Proxy Statement on Form N-14 of MFS Series Trust IX.

We further consent to the references to our firm under the captions “Independent Registered Public Accounts” and “Representations and Warranties” (paragraph 4.1(f) of the Agreement and Plan of Reorganization) included in the Prospectus/Proxy Statement and “Independent Registered Public Accounting Firm and Financial Statements” in the Statement of Additional Information included in this Registration Statement on Form N-14 of MFS Series Trust IX.

ERNST & YOUNG LLP
Ernst & Young LLP

Boston, Massachusetts
September 20, 2006